Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Verizon Communications Inc. (“Verizon”) for the registration of $4,251,527,000 aggregate principal amount of 4.329% Notes due 2028 and to the incorporation by reference therein of our report dated February 23, 2018 (except for Note 1, Note 6, Note 7, Note 10, Note 12, and Note 14, as to which the date is May 1, 2018), with respect to the consolidated financial statements of Verizon included in its Current Report (Form 8-K) dated May 1, 2018 for the year ended December 31, 2017, and our report dated February 23, 2018 with respect to the effectiveness of internal control over financial reporting of Verizon, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2017, and the financial statement schedule of Verizon included therein, each as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 4, 2018